Exhibit 10.2

2825 Airview Boulevard
Kalamazoo, Michigan 49002

January 23, 2016

Glenn S. Boehnlein
Stryker
5900 Optical Court
San Jose, California 95138

Dear Glenn,

It is with pleasure that I confirm your promotion to Vice President, Chief Financial Officer, reporting to Kevin Lobo, Chairman and CEO. The role will be based in Kalamazoo, Michigan.
The effective date of this change is April 1, 2016. Your salary will be at the rate of $22,916.67 paid semi-monthly ($550,000.00 annualized figure). Applicable payroll deductions as required by State and Federal law will be withheld from your paycheck, along with any voluntary deductions that you authorize.
You will be eligible for a performance bonus for the year 2016. Your 2016 bonus potential is 80% of your annual salary, prorated based on the effective date of this position change, and is based upon performance to specific objectives for the year. You and your manager will develop your objectives together soon after you begin your new role. Bonuses are paid in February following the respective bonus year period. Any award above the 100% potential is at the Company’s discretion, and you must be employed on December 31 of each year to receive any portion of this bonus.
You are scheduled to receive a performance review in February 2017, and you are eligible for a merit increase in March 2017 based upon your performance. Subsequent reviews will be conducted on an annual basis.
In addition, Stryker’s Chairman and CEO will recommend that our Compensation Committee and Board of Directors approve an award to you of stock options and performance stock units (PSUs) under Stryker’s Long-Term Incentive Plan in February 2016. The target amount granted to you under this recommendation will be approximately $1,900,000 in total grant date fair value, comprised of 50% in stock options and 50% in PSUs.  Stryker determines grant date fair value for stock options as the number of options times the grant price times a recent accounting valuation of option grants (recently averaging about 20% of the amount resulting from multiplying the number of options times the grant price). PSUs grant date fair value is calculated as the number of units times the grant price. The grant price will be the closing price on the trading day prior to the grant date(s) as required by Stryker’s Long-Term Incentive Plan. Under this recommendation, stock options would have a ten-year term and vest as to 20% of the underlying shares on each of the first five anniversary dates of the grant date. Vesting of any PSUs occurs on March 21 of the year following the three-year performance cycle with the amount of shares earned subject to the achievement of pre-established performance goals.  Any outstanding stock awards you have at the time of termination will be subject to the terms and conditions of Stryker’s Long-Term Incentive Plans, as amended from time to time by the Company.

You are also eligible to receive relocation benefits in accordance with the company’s US Domestic Mobility Program #5 that will include in addition to other relocation benefits, a lump sum in the amount of $18,000.  A summary of these relocation benefits are included within your offer package and are intended for your relocation to the Kalamazoo, Michigan area in 2017. You will be contacted by NEI, Stryker’s relocation partner, to provide you with a high level overview of your benefits eligibility.  Please note that initiating your relocation process and services is contingent upon your signing and returning a Relocation Repayment Agreement that will be provided to you by NEI.
As you have already received Stryker’s Employee Handbook, you understand that by accepting this position, you agree to abide by the guidelines set forth in the Handbook, as well as any changes to it, which may be communicated verbally or in writing. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.
To accept this offer, please sign this letter on the space below, and return it to me by January 26, 2016.
Congratulations on your new role!
Sincerely,
/s/ KATY FINK
Katy Fink
Vice President, Global Human Resources

I accept this offer of employment with Stryker and agree to the terms and conditions outlined in this letter:

/s/ GLENN S. BOEHNLEIN                     01/25/2016
Glenn S. Boehnlein                          Date

Encl:    US Domestic Mobility Policy Summary Document Program 5

c:     Employee file
Kevin Lobo